Exhibit 99.1

Nanometrics Incorporated	Tel: 408.545.6000
1550 Buckeye Drive	Fax: 408.232.5910
Milpitas, CA 95035
www.nanometrics.com

News Release

Investor Relations Contact:	Company Contact:
Claire McAdams	Bruce Rhine
Headgate Partners LLC	Nanometrics Incorporated
530.274.0551, 530.274.0531 fax	408.545.6000, 408.232.5910 fax
email: claire@headgatepartners.com	email: brhine@nanometrics.com

Nanometrics Reports Financial Results for the First Quarter of 2007

MILPITAS, California, April 25, 2007 — Nanometrics Incorporated (Nasdaq: NANO), a leading supplier of advanced metrology equipment to the semiconductor industry, today announced its results for the first quarter ended March 31, 2007.

Revenues for the first quarter were $37.1 million, representing a 49 percent increase from fourth quarter 2006 revenues of $24.9 million and a 96 percent increase over revenues of $19.0 million for the first quarter of 2006. Net loss for the first quarter of 2007 was $4.6 million or $0.26 per share. This compares to a net loss of $12.1 million or $0.69 per share for the fourth quarter of 2006 and a net loss of $1.3 million or $0.10 per share for the first quarter of 2006.

Included in the net loss for the first quarter of 2007 are non-cash charges of $1.5 million for amortization of acquired intangible assets and other acquisition-related charges, and $1.2 million for stock-based compensation expenses as required with the adoption of Financial Accounting Standard 123R.

“In the last four weeks, the team’s top priority has been to change the company’s trajectory in profitability, cash flow and predictability. We are starting to see early signs that the trajectory is already changing,” commented Bruce C. Rhine, president and chief executive officer of Nanometrics. “This was a record revenue quarter for Nanometrics, one which included especially strong shipments of our flagship tools to some of our best customers in the memory market. In addition, our cash balance increased by approximately $1.2 million during the quarter. While the top line demonstrates that the market is robust and our products are competitive, the bottom line represents significant opportunities for improvement.”

Conference Call Details

A conference call to discuss the first quarter 2007 results will be held today, April 25, 2007, at 5:00 p.m. ET (2:00 p.m. PT). To participate in the earnings conference call, the dial-in numbers are 888-396-2384 for domestic callers and 617-847-8711 for international callers. The passcode is 26553900. If you are unable to participate during the live conference call, a webcast will be made available on the Nanometrics website at www.nanometrics.com.

About Nanometrics: Nanometrics is a leader in the design, manufacture and marketing of high-performance process control metrology systems used in semiconductor manufacturing. Nanometrics standalone and integrated metrology systems measure various thin film properties, critical dimensions, overlay control and optical, electrical and material properties, including the structural composition of silicon and compound semiconductor devices, during various steps of the manufacturing process. These systems enable semiconductor manufacturers to improve yields, increase productivity and lower their manufacturing costs. The Company maintains its headquarters in Milpitas, California, with sales and service offices worldwide. Nanometrics is traded on NASDAQ Global Market under the symbol NANO. Nanometrics’ website is http://www.nanometrics.com.

Forward Looking Statements

This press release contains forward-looking statements including, but not limited to, statements regarding Nanometrics’ expected results for its most recently completed fiscal quarter, which remain subject to adjustment in connection with the preparation of Nanometrics’ audited financial statements, as well as statements made by Mr. Rhine concerning the Company’s financial prospects. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause Nanometrics’ actual financial results, levels of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and actual events or results may differ materially. Nanometrics cannot provide any assurance that its future results will meet expectations. For additional information and considerations regarding the risks faced by Nanometrics, see its annual report on Form 10-K for the year ended December 30, 2006 as filed with the Securities and Exchange Commission, as well as other periodic reports filed with the SEC from time to time including its quarterly reports on Form 10-Q. Other factors that may impact reported results include challenges in integrating the operations of companies Nanometrics has acquired, such as Accent Optical and Soluris. Although Nanometrics believes that the expectations reflected in the forward-looking statements are reasonable, Nanometrics cannot guarantee future results, levels of activity, performance or achievements. In addition, neither Nanometrics nor any other person assumes responsibility for the accuracy or completeness of these forward-looking statements. Nanometrics disclaims any obligation to update information contained in any forward-looking statement.

NANOMETRICS INCORPORATED

Consolidated Balance Sheets

(In thousands except share amounts)

(Unaudited)

	March 31, 2007	December 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$9,202	$7,957
Accounts receivable, net of allowances of $758 and $841	28,114	24,888
Inventories	39,590	43,858
Prepaid expenses and other	3,859	3,639

Total current assets	80,765	80,342

Property, plant and equipment, net	42,756	43,294
Goodwill	55,217	55,217
Intangible assets	26,034	27,583
Other assets	1,595	1,985

Total assets	$206,367	$208,421

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit	$—	$—
Accounts payable	11,034	9,155
Accounts payable to related party	676	181
Accrued payroll and related expenses	4,872	5,227
Deferred revenue and product margin	7,135	6,496
Other current liabilities	7,287	8,381
Income taxes payable	565	695
Current portion of debt obligations	492	486

Total current liabilities	32,061	30,621

Deferred income taxes	1,848	1,848
Debt obligations	1,198	1,321

Total liabilities	35,107	33,790

Stockholders’ equity
Common stock, $0.001 par value; 47,000,000 shares authorized; 18,152,099 and 18,141,589, respectively, outstanding	18	18
Additional paid-in capital	183,387	182,096
Accumulated deficit	(14,520)	(9,909)
Accumulated other comprehensive income	2,375	2,426

Total stockholders’ equity	171,260	174,631

Total liabilities and stockholders’ equity	$206,367	$208,421

NANOMETRICS INCORPORATED

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands except share amounts)

(Unaudited)

	Three Months Ended
	March 31, 2007	April 1, 2006
Net revenues:
Products	$32,526	$15,972
Service	4,589	2,996

Total net revenues	37,115	18,968

Costs and expenses:
Cost of products	18,130	7,909
Cost of service	5,829	2,534
Research and development	4,586	2,528
Selling	6,267	3,102
General and administrative	6,993	4,550

Total costs and expenses	41,805	20,623

Loss from operations	(4,690)	(1,655)

Other income (expense):
Interest income	23	332
Interest expense	(39)	(13)
Other, net	119	35

Total other income (expense), net	103	354

Loss before income taxes	(4,587)	(1,301)

Provision for income taxes	24	21

Net loss	$(4,611)	$(1,322)

Net loss per share:
Basic	$(0.26)	$(0.10)

Diluted	$(0.26)	$(0.10)

Shares used in per share computation:
Basic	17,658	13,018

Diluted	17,658	13,018